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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                          (Amendment No. ____________)*


                             VantageMed Corporation
 -------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.001 Par Value
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   92208W 10 6
                 ----------------------------------------------
                                 (CUSIP Number)


                                 Not applicable.
 -------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate box to designate the rule pursuant to which this Schedule is filed:

           [ ] Rule 13d-1(b)

           [ ] Rule 13d-1(c)

           [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 4 pages

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CUSIP No.    92208W  10  6

--------------------------------------------------------------------------------
1.       Names of Reporting Persons.   Venturetec, Inc.
         I.R.S. Identification Nos. of above person (entities only)

--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)  Not applicable.

          (b)  Not applicable.

--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization
             British Virgin Islands
--------------------------------------------------------------------------------
Number of         5.       Sole Voting Power         0
Shares Bene-      --------------------------------------------------------------
ficially          6.       Shared Voting Power       835,690
Owned by Each     --------------------------------------------------------------
Reporting         7.       Sole Dispositive Power    0
Person With:      --------------------------------------------------------------
                  8.       Shared Dispositive Power  835,690
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person    835,690

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                             Not Applicable

11.      Percent of Class Represented by Amount in Row (9)                  9.7%

--------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions) CO
--------------------------------------------------------------------------------

 ................................................................................

 ................................................................................

 ................................................................................

 ................................................................................

 ................................................................................

 ................................................................................

--------------------------------------------------------------------------------

                              Page 2 of 4 pages

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ITEM 1

(a)      Name of Issuer - VantageMed Corporation

(b) Address of Issuer's Principal Executive Offices - 3017 Kilgore Road, Suite 180, Rancho Cordova, CA 95670

ITEM 2

(a)      Name of Person Filing - Venturetec, Inc.

(b) Address of Principal Business Office, or, if none, Residence - Freigutstrasse 5, 8002 Zurich, Switzerland

(c)      Citizenship - British Virgin Islands

(d)      Title of Class of Securities - Common Stock

(e)      CUSIP Number - 92208W 10 6

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)      [ ]   Broker or dealer registered under section 15 of the Act (15
               U.S.C. 78o).

(b)      [ ]   Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)      [ ]   Insurance company as defined in section 3(a)(19) of the Act (15
               U.S.C. 78c).

(d)      [ ]   Investment company registered under section 8 of the Investment
               Company Act of 1940 (15 U.S.C. 80a-8).

(e)      [ ]   An investment adviser in accordance with Section
               240.13d-1(b)(1)(ii)(E);

(f)      [ ]   An employee benefit plan or endowment fund in accordance with
               Section 240.13d-1(b)(1)(ii)(F);

(g)      [ ]   A parent holding company or control person in accordance with
               Section 240.13d-1(b)(1)(ii)(G);

(h)      [ ]   A savings associations as defined in Section 3(b) of the Federal
               Deposit Insurance Act (12 U.S.C. 1813);

(i)      [ ]   A church plan that is excluded from the definition of an
               investment company under section 3(c)(14) of the Investment
               Company Act of 1940 (15 U.S.C. 80a-3);

(j)      [ ]   Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP.

(a)      Amount beneficially owned: 835,690.

(b)      Percent of class:  9.7%.

(c)      Number of shares as to which the person has:

(i)      Sole power to vote or to direct the vote  0.

(ii)     Shared power to vote or to direct the vote  835,690.

(iii)    Sole power to dispose or to direct the disposition of  0.

(iv)     Shared power to dispose or to direct the disposition of 835,690.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         The 835,690 shares beneficially owned by Venturetec, Inc. represent shares as to which Peter Friedli shares voting and investment power. Mr. Friedli is the President of, and an investment advisor to, Venturetec.

                              Page 3 of 4 pages

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10.  CERTIFICATION

         Not applicable.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        May 8, 2001
                      ------------------------------------------------------
                                              Date

                      ------------------------------------------------------
                                            Signature

                                    /s/ Peter Friedli, Principal
                      ------------------------------------------------------
                                           Name/Title



                              Page 4 of 4 pages